Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES DEPARTURE OF

CHIEF FINANCIAL OFFICER

LONDON, September 13, 2019 – Noble Corporation plc (NYSE: NE, the Company) today announced that Adam C. Peakes, Senior Vice President and Chief Financial Officer resigned effective September 9, 2019. A search for Mr. Peakes’ replacement has begun. In the interim, Mr. Peakes’ direct reports, including those individuals responsible for the Company’s Treasury and Financial Reporting activities, will report directly to Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc.

Ms. Robertson, stated, “Adam has helped Noble navigate the financial challenges the industry faces and to position the Company to benefit as the market improves. We thank him for his efforts and wish Adam the best of luck in his future endeavors. We are fortunate that we can count on a strong finance and accounting team that will continue to guide the Company and are pleased to have solid liquidity and an improving business.”

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

NC-888

9/13/2019

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383